Exhibit 99.1

APi Group Announces Successful Completion of Debt Refinancing

and Provides Update on Upcoming Investor Conference

New Brighton, Minnesota – May 13, 2024 – APi Group Corporation (NYSE: APG) (“APG”, “APi” or the “Company”) a global, market-leading business services provider of life safety, security and specialty services, today announced the successful refinancing of all of its term loans through an upsizing and repricing of its term loans due 2029. The repricing reduces the applicable margin on all outstanding terms loans due 2029 by 50 basis points and removes the credit spread adjustment, representing an estimated cash interest savings of approximately $12 million annually.

As part of the transaction, APi incurred approximately $2,257 million of incremental term loans due 2029 under its credit agreement, the proceeds of which were used (i) to refinance and reprice its existing $1,707 million of term loans due 2029, (ii) to repay the remaining $330 million of term loans due 2026, (iii) to repay the $100 million of revolving credit loans outstanding under its credit agreement and (iv) for general corporate purposes, including to partially fund the pending acquisition of Elevated Facilities Services Group (“Elevated”). The refinancing transaction was completed through an amendment to APi’s credit agreement, which closed on May 10, 2024. Following this transaction and the expected close of the Elevated acquisition, APi anticipates having a net leverage ratio of approximately 2.8x (calculated pursuant to the credit agreement) with a weighted average maturity of approximately 5 years. APi’s aggregate $1,120 million of interest rate swaps related to its term loans remain in effect.

Kevin Krumm, Chief Financial Officer, commented, “We are pleased with the market’s positive reception to the term loan repricing. We achieved a 50 basis points reduction in our term loan borrowing rate, plus the removal of the credit spread adjustment (approximately 11.5 basis point incremental savings), while raising an incremental $120 million, with no impact to our credit ratings. Following the repricing, we remain in a position of balance sheet strength providing continued flexibility to take advantage of what we believe to be a robust M&A pipeline. We believe we can continue to execute our M&A strategy at attractive multiples, with a specific focus on opportunities which are accretive to our financial targets.”

Update on Upcoming Investor Conference Participation

APi’s senior leadership will be participating in a fireside chat at the Bank of America Industrials Conference on Tuesday, May 14, 2024, at 3:40pm ET, reflecting a schedule update from the previously announced fireside chat on Wednesday, May 15, 2024. The live webcast link and archived replay will be available in the “Events” area on the Investor Relations page of APi’s website at www.apigroupcorp.com. Interested parties should check the Company’s website for any schedule updates or time changes.

About APi:

APi is a global, market-leading business services provider of life safety, security and specialty services with a substantial recurring revenue base and over 500 locations worldwide. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Forward-Looking Statements

Certain statements in this press release and related comments made by management may be considered forward-looking statements within the meaning of the U.S federal securities laws. Forward-looking statements are any statements other than statements of historical fact and represent our current judgment about possible future events. In some cases, you can identify forward-looking statements by terms including “expect”, “anticipate”, “project”, “will”, “should”, “believe”, “intend”, “plan”, “estimate”, “potential”, “target”, “would”, and similar expressions, although not all forward-looking statements contain these identifying terms. These statements include (i) the Company’s expectations regarding the estimated cash interest savings from the term loan repricing transaction, including potential further reductions based on certain ratings, (ii) the Company’s expectations regarding the use of proceeds from the term loan repricing transaction, including with respect to the acquisition of Elevated Facilities Services Group and (iii) the Company’s beliefs regarding its balance sheet, M&A pipeline and opportunities accretive to its long-term targets. While we believe these statements are reasonable, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including (i) economic conditions, competition, inflation, or currency impacts, (ii) the ability to close and recognize the anticipated benefits of the Company’s acquisitions, including the pending acquisition of Elevated Facilities Services Group and (iii) other risks and uncertainties, including those discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023, and any updates to the risk factors in our Quarterly Report on Form 10-Q for the three months ended March 31, 2024 and any Form 8-K filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements included in this press release speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations & Media Inquiries:

Adam Fee

Vice President of Investor Relations

Tel: +1 651-240-7252

Email: investorrelations@apigroupinc.us

Source: APi Group Corporation